Rule 424(b)(2) Prospectus Supplement
                                                      Registration No. 333-48800


PROSPECTUS SUPPLEMENT NO. 1
TO PROSPECTUS DATED January 29, 2001


                                 101,523 Shares

                          BioMarin Pharmaceutical Inc.

                                  Common Stock

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     This  Prospectus  Supplement  supplements  information  contained  in  that certain Prospectus of BioMarin Pharmaceutical Inc. dated January 29, 2001 relating to the potential sale and issuance from time to time of up to 4,000,000 shares of BioMarin common stock. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement is incorporated by reference into the Prospectus. You should read this Prospectus Supplement and the accompanying Prospectus carefully before you invest. Both documents contain information you should consider carefully before making your investment decision.

     See "Risk Factors" beginning on page 3 of the Prospectus to read about risks that you should consider before buying shares of our common stock.

                           --------------------------

     You should rely only on the information provided or incorporated by reference in this Prospectus Supplement and the Prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this Prospectus Supplement is accurate as of any date other than the date on the front of this Prospectus Supplement.

                           --------------------------

     NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------

           The date of this Prospectus Supplement is January 31, 2001

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                                TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

Plan of Distribution.........................................................S-1

PROSPECTUS

Summary........................................................................1

The Offering...................................................................2

Risk Factors...................................................................3

Forward Looking Statements....................................................14

Material Changes to our Company...............................................15

Use of Proceeds...............................................................16

Plan of Distribution..........................................................17

Legal Matters.................................................................18

Experts.......................................................................18









         The following information supplements the information set forth in the Prospectus.

                              PLAN OF DISTRIBUTION

         On February 1, 2001, we will issue and sell 101,523 shares of our common stock to Acqua Wellington North American Equities Fund, Ltd. pursuant to this prospectus supplement. The common stock will be purchased at a negotiated purchase price of $9.85. The purchase price reflects the volume weighted average of the trading prices of our common stock on the Nasdaq National Market calculated on January 25, 2001, less a discount of 6% pursuant to the terms of the common stock purchase agreement entered into between Acqua Wellington and us on January 26, 2001. We will not pay any other compensation in conjunction with the sale of these shares of our common stock. See "Plan of Distribution" beginning on page 17 of the prospectus.